Exhibit 99.1
GMX RESOURCES INC.
FOR IMMEDIATE RELEASE
FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Sr.	Ken L. Kenworthy, Jr.
Executive V. P., CFO	President, CEO
405.600.0711 x316	405.600.0711 x311
GMX RESOURCES INC. Announces 69% Increase of Proved Reserves to 437 BCFE; 10% Discounted Present Value Grows to $715 Million; Proved Developed Grows to 36%; East TX Acreage Acquisition Adding up to 150 CV Locations; Another Company Promotion and SEC Comment on 2006 Reserve Estimate
Oklahoma City, Oklahoma, Tuesday, January 22, 2008 GMX RESOURCES INC., NASDAQ GSM: ‘GMXR’; (visit www.gmxresources.com to view the most recent Company presentation and for more information on the Company) today announced that its year end 2007 estimated proved reserves grew 69% year over year to 437 Bcfe; proved developed grew to 36% of total reserves, an increase from 30% last year. 436 gross/296 net Cotton Valley (“CV”) wells made up most of the proved undeveloped reserves, with a ratio of 1.59 PUD wells for each producing well. The average estimated ultimate recovery for the PUD wells in this report ranges from 1.1 Bcfe to 1.5 Bcfe and a weighted average of 1.271 Bcfe which is lower than 1.33 Bcfe per CV PUD well in the year end 2006 reserve report, primarily due to the estimated impact of development on 20 acres instead of 40 acres. An additional reduction is caused by the self imposed restriction of using only producing wells on our property base and not averaging the wells in the area into our estimated well performances for our estimated PUD reserves. The PV 10% (present value discounted at 10%) of the estimated future net revenues (before taxes) from proved reserves is $715 million using year end NYMEX commodity prices of $7.48 for natural gas (which constitute 94% of the proved reserves) and $95.98 for crude oil.
GMXR has signed a letter of intent subject to due diligence and execution of a definitive agreement to acquire approximately 3,000 acres of new leased undeveloped mineral rights in Harrison County, Texas. The Company expects to drill some CV wells on the acquired acreage this year, using existing rig inventory. The completed well costs for these wells are estimated to be $1.8 million and will be included in our existing 2008 CAPEX estimate of $175 million. Pipeline infrastructure in the area of this acreage is sufficient for processing and selling natural gas production similar to our current field development. Successful development of this new acreage could add up to 150 new 20 acre CV well locations. The Company has 842 gross/485 net undrilled CV locations which are not included in the year end 2007 proved reserve estimate plus the 150 gross/150 net locations which could be added if drilling is successful in the new acreage to be acquired. In addition, this acreage acquisition could increase our operated properties to 65%. The Company continues to focus on expansion in the region.
The Company is also pleased to announce that Richard Hart, Jr., P.E. has been promoted to Vice President of Operations effective February 1, 2008. Rick has been with the Company since March 2003 and has been directly responsible for setting up and running Diamond Blue Drilling Company (wholly owned subsidiary of GMXR), and the cost control and execution of our drilling, completion, production and reserve growth since 2003. He is a petroleum engineer and has been instrumental in the growth of GMXR.

In connection with the release of 2007 proved reserves, the Company also announced that the staff of the SEC (“Staff”) issued comments regarding the quantity of proved reserves it reported at December 31, 2006 as a part of a routine review of our Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 10-K”). We do not anticipate that any of the Staff comments will affect our year end 2007 proved reserve estimate of 437 Bcfe because we believe we prepared such reserve estimate in a manner that would be consistent with the Staff comments. , The Staff’s comments primarily relate to the quantities of proved undeveloped reserves. To a lesser extent, the comments relate to the quantities of proved developed non-producing reserves associated with two wells that had been drilled but not fully completed at year end (but which were subsequently successfully completed). We have responded to the Staff comments stating our position that we believe our reserves estimates were correct in all material respects and are awaiting further communication from the Staff. If the Staff continues to disagree with our position, and we are unable to subsequently satisfactorily resolve the Staff’s concerns, we may be required to amend the 2006 10-K to lower the amount of reserves reported, which would in turn possibly require a restatement of our financial statements for the year then ended, as well as quarterly financial statements for the first three quarters of 2007, to reflect depletion at a higher rate than has been previously reported, which would in turn reduce our previously reported net income and net income per share. Any reduction in 2006 reserves would also reduce the previously reported present value of the reserves and the standardized measure of discounted future cash flows. Any such restatement would not affect previously reported cash flow from operating activities. We do not anticipate that any change in reported reserve quantities would require any write-down of the value of oil and gas properties on our 2006 year end balance sheet. The exact quantity of any reserve quantity adjustment that may be ultimately required, if any, is not yet certain but it could be a reduction in total reserves as of year end 2006 of approximately 37.8 Bcfe, from the 258.4 Bcfe previously reported to 220.6 Bcfe (a decrease of 14.6%), of which 29.9 Bcfe would be a reduction in proved undeveloped reserves and 7.9 Bcfe would be a reduction in proved developed reserves. The potential after tax financial effect from this reserve reduction would be an increase of depreciation, depletion and amortization expense (and a decrease in net income) of $280,000 or $0.02 per diluted common share (a decrease of 3%) for the year ended December 31, 2006 and $1.2 million or $0.09 per diluted common share (a decrease of 14%) for the nine months ended September 30, 2007.
GMX RESOURCES INC. is a rapidly growing, ‘Pure Play’ E & P company with over 1278 gross/ 781 net high quality unconventional gas resource un-drilled locations. The company has invested $60 million in infrastructure to lower it costs to develop and owns 3 rigs which are currently drilling its large contiguous Cotton Valley (CV) Gas Resource Play on the Sabine Uplift, Carthage, North Field, East Texas, Panola & Harrison County. Development is focused in the Upper CV “Tight Gas Sands”; 242 gross /131 net CV producers; with a 100% success rate and 15% developed; Travis Peak/Hosston Sands & Pettit Reservoirs (TP/P); 37 gross / 30 net TP/P producers; also containing Lower CV Bossier/Haynesville “Gas Shales”. These key resource layers provide repeatable organic growth at low finding and development costs for the Company and are contained in one contiguous ‘Core Area’ which constitutes 99% of Company’s NAV, consisting of 94% Natural Gas. Headquartered in Oklahoma City, Oklahoma, GMXR has interests in 297 gross / 173 net producing wells and operates 60% of its reserves. The Company’s strategy is steady production growth, maintaining low finding and development cost, growing & proving-up its natural gas reserves in this resource play with 8 rigs; which should continue to result in shareholder value growth.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.